UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 24, 2006

Bancinsurance Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	0-8738	31-0790882
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 East Broad Street, 10th Floor, Columbus, Ohio		43215
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-220-5200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As previously reported, Bancinsurance Corporation, through its wholly owned subsidiary Ohio Indemnity Company (collectively, the "Company"), entered into an arbitration proceeding in 2004 with Harco National Insurance Company ("Harco"), one of the insurance carriers that participated in the discontinued bond program. Through this arbitration, the Company was seeking rescission of the reinsurance agreement and other appropriate relief. Harco was seeking to recover certain of its losses from the Company under the reinsurance agreement. The arbitration hearing concluded in July 2006. On August 18, 2006, the arbitration panel issued its Interim Final Decision and Order ordering each of the reinsurers, including the Company, to pay its proportionate share of past and future claims paid by Harco, subject to certain adjustments, offsets and credits (the "Interim Order"). Based on the most recent loss reports provided by Harco on August 24, 2006, the Company estimates that it will incur loss and loss adjustment expenses of approximately $991,000 ($654,000 after tax) in the third quarter of 2006 as a result of the Interim Order. In accordance with Statement of Financial Accounting Standards No. 60, "Accounting and Reporting by Insurance Enterprises," management will record this change during the third quarter of 2006 as a change in estimate. In addition, the Company estimates that its ultimate payments to Harco as a result of the Interim Order will be approximately $10.7 million thereby reducing the Company’s invested assets by the same amount. Given the uncertainties in the future loss information provided by Harco and the inherent volatility in assumed reinsurance, actual losses incurred and ultimate payments to Harco could be materially different from the amounts disclosed above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bancinsurance Corporation

August 25, 2006	By:	/s/ Matthew C. Nolan

Name: Matthew C. Nolan
Title: Vice President, Chief Financial Officer, Treasurer and Secretary